Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Alan Siemek
Chief Financial Officer
402-421-0499
asiemek@nebook.com
NBC Acquisition Corp. Reports Record Fiscal Year Despite Recession
Lincoln, Neb., June 15, 2009 – NBC Acquisition Corp., the parent company of Nebraska Book Company Inc., today announced results for its fiscal year ended March 31, 2009. For the fiscal year, consolidated revenues were a record $610.7 million, up $29.5 million from $581.2 million in the fiscal year ended March 31, 2008. Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Goodwill Impairment) for the 2009 fiscal year were a record $71.0 million, up $1.1 million from the prior fiscal year despite the economic recession affecting many companies with retail operations. After adding back non-cash charges related to the Company’s stock compensation plans, non recurring costs of severance and an early retirement program and certain legal charges, Adjusted EBITDA for fiscal 2009 was $73.7 million, an increase of $2.7 million or 3.8% over the prior fiscal year.
For fiscal year 2009, the Company recognized a non-cash charge of $107.0 million to write down the value of its goodwill intangible asset. Due to that charge, the Company recognized a net loss for the year of $100.5 million.
Mark Oppegard, Chief Executive Officer, Nebraska Book Company said, “We are pleased with our fiscal 2009 results as we continue to grow our top and EBITDA-based bottom line even in the face of a very difficult economic climate. Despite those improved operating results, the current recession and decline in the public equity markets have contributed to lower current market multiples for valuing many types of assets, including our company. Based primarily on those lower multiples, we recognized a non-cash charge in our income statement related to goodwill impairment. While accounting conventions require that charge, we believe our business model has held up well – as evidenced by our record revenue and EBITDA and we’re looking forward to continuing the long history of growth for Nebraska Book Company.”
The Company’s record revenues included $472.0 million from the College Bookstore division (up 3.9%), $147.3 million from the Textbook division (up 5.4%), and $34.2 million from the Complementary Services division (down 0.4%). Such revenues include inter-company revenues of $42.8 million. Revenues in the College Bookstore division increased due primarily to acquisitions as same store sales for the year ended March 31, 2009 decreased 2.1%. Revenues in the Textbook division increased due to price increases and lower returns which were offset partially by a small decrease in units sold. Revenues in the Complementary Services division were comparable with the prior year in most of the divisions businesses.

Consolidated gross profit was a record $239.3 million for the fiscal year ended March 31, 2009, an increase of $12.2 million or 5.4% over the prior fiscal year. Gross margin was 39.2% for the 2009 fiscal year, a small increase from the prior fiscal year gross margin due primarily to improved margins in the Textbook division offset by slightly lower gross margins in the College Bookstore division.
Total operating expenses were $294.3 million in fiscal 2009. Total operating expenses excluding the goodwill impairment charge were $187.3 million in fiscal 2009, an increase of $12.5 million over the prior fiscal year of $174.8 million. The increase in operating expenses was primarily due to continued growth of the Company, especially in the College Bookstore division. That growth prompted increases of $4.9 million in personnel costs (including a non-recurring charge of $1.1 million for severance and payments under a voluntary early retirement program), $3.6 million in rent expense, $1.5 million in shipping and commission expense and $1.3 million in depreciation and amortization expense. Also included in the increase in operating expenses were $0.2 million in legal expenses related to the Company’s amendment of its Senior Credit Facility in February 2009.
Net interest expense was $41.3 million, an increase of $0.8 million compared to the prior fiscal year. The increase was primarily due to decreased interest income earned on temporarily invested funds during the year.
Adjusted EBITDA (excluding corporate costs) for each of the Company’s operating divisions in fiscal year 2009 was $44.0 million in the College Bookstore division, a decrease of $1.9 million or 4.2% compared to the prior fiscal year, $39.0 million in the Textbook division, an increase of $5.3 million or 15.6% over the prior fiscal year, and $1.3 million in the Complementary Services division, a decrease of $0.2 million compared to the prior fiscal year. The decrease in the College Bookstore division was primarily due to lower same store sales in a difficult retail environment combined with rising rental costs as a percentage of revenue. The increase in Adjusted EBITDA in the Textbook division was primarily due to increasing prices combined with relatively stable used textbook acquisition costs.
At March 31, 2009, the Company was operating 277 locations around the country. The Company announced that during the 4th quarter of the fiscal year and subsequent to year end it agreed to contract manage or made plans to open bookstores at 11 more locations across the country with revenues expected to be over $15 million on a full year basis. The Company also indicated that during the 4th quarter and subsequent to year end it has closed, lost or resigned from, the operations of 14 bookstores, with revenues of approximately $13 million in fiscal 2009. Lastly, the Company indicated that it implemented a number of cost-saving initiatives late in fiscal 2009, including actions taken in connection with the severance and voluntary retirement program expenses noted earlier, and it expects those initiatives to save over $8 million during fiscal 2010.

NBC ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	March 31, 2009	March 31, 2008
REVENUES, net of returns	$610,716,181	$581,247,786

COSTS OF SALES (exclusive of depreciation shown below)	371,369,240	354,139,474

Gross profit	239,346,941	227,108,312
OPERATING EXPENSES:
Selling, general and administrative	168,314,611	157,193,426
Depreciation	7,602,631	7,208,504
Amortization	11,384,020	10,443,335
Goodwill impairment	106,972,000	—
Closure of California warehouse	—	(36,057)

	294,273,262	174,809,208

INCOME (LOSS) FROM OPERATIONS	(54,926,321)	52,299,104
OTHER EXPENSES (INCOME):
Interest expense	41,603,618	41,659,028
Interest income	(426,536)	(1,332,497)
Loss on derivative financial instrument	102,000	198,000

	41,279,082	40,524,531

INCOME (LOSS) BEFORE INCOME TAXES	(96,205,403)	11,774,573

INCOME TAX EXPENSE	4,288,620	4,558,122

NET INCOME (LOSS)	$(100,494,023)	$7,216,451

SELECTED BALANCE SHEET DATA:	March 31, 2009	March 31, 2008
Cash & cash equivalents	$44,038,468	$29,326,456
Receivables	61,301,636	57,396,508
Inventories	93,115,663	99,011,087
Identifiable intangibles, net of amortization	126,136,962	134,809,217
Goodwill	215,436,126	320,367,273
Total assets	609,088,291	703,364,398
Total long-term debt	445,363,179	447,433,833
Stockholders’ equity	46,239,666	146,170,805

Adjusted EBITDA for the years ended March 31, 2009 and 2008 and the corresponding change in Adjusted EBITDA were as follows:

	Year Ended	Year Ended	Change
	March 31, 2009	March 31, 2008	Amount	Percentage
Bookstore Division	$44,029,528	$45,941,624	$(1,912,096)	-4.2%
Textbook Division	39,009,073	33,731,382	5,277,691	15.6%
Complementary Services Division	1,320,700	1,558,414	(237,714)	-15.3%
Corporate administration	(13,326,971)	(11,280,477)	(2,046,494)	-18.1%

	$71,032,330	$69,950,943	$1,081,387	1.5%

As the Company is highly-leveraged and its equity is not publicly-traded, it believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA are useful in measuring its liquidity and provides additional information for determining its ability to meet debt service requirements. The Senior Subordinated Notes, Senior Discount Notes, and Senior Credit Facility also utilize EBITDA, as defined in those agreements, for certain financial covenants. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net cash flows from operating activities as determined by GAAP, and EBITDA and Adjusted EBITDA do not necessarily indicate whether cash flows will be sufficient for cash requirements. Items excluded from EBITDA and Adjusted EBITDA, such as interest, taxes, depreciation and amortization, and goodwill impairment are significant components in understanding and assessing the Company’s financial performance. EBITDA and Adjusted EBITDA measures presented here may not be comparable to similarly titled measures presented by other companies.
The following presentation reconciles Adjusted EBITDA with net cash flows from operating activities and also sets forth net cash flows from investing and financing activities:

	Year Ended	Year Ended
	March 31, 2009	March 31, 2008
Adjusted EBITDA	$71,032,330	$69,950,943

Adjustments to reconcile Adjusted EBITDA to net cash flows from operating activities:
Share-based compensation	1,288,543	1,040,599
Interest income	426,536	1,332,497
Provision for losses on receivables	1,366,979	468,007
Cash paid for interest	(39,123,694)	(31,755,319)
Cash paid for income taxes	(9,930,165)	(13,030,853)
Loss on disposal of assets	124,871	284,891

Changes in operating assets and liabilities, net of effect of acquisitions	1,170,551	(7,190,132)

Net Cash Flows from Operating Activities	$26,355,951	$21,100,633

Net Cash Flows from Investing Activities	$(14,898,403)	$(22,179,160)

Net Cash Flows from Financing Activities	$3,254,464	$(2,577,893)

Please note that this press release, including the reconciliation of the differences between net cash flows and Adjusted EBITDA can also be found on the “Financial Information” page of the Company’s corporate web site at http://www.nebook.com/our_company/financial.asp.
NBC Acquisition Corp.’s financial results conference call will be Tuesday, June 16th at 9:00 a.m. central time (10:00 a.m. eastern). Participants will be Mark Oppegard, Chief Executive Officer, Barry Major, President and Chief Operating Officer, and Alan Siemek, Chief Financial Officer.
The call can be accessed by calling 800 230-1074. A replay of the call will be available from 11:00 a.m. central time on June 16th, 2009 until 11:59 p.m. central time on June 23rd, 2009 by calling 800 475-6701 in the U.S. The access code is 104100.
About Nebraska Book Company
Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus but now serves more than 2.1 million students through its network of over 270 stores located across the country. Our Textbook Division serves more than 2,500 bookstores through the sale of almost seven million textbooks, and our Complementary Services Division has installed more than 1,200 technology platforms and e-commerce sites. Additional information about Nebraska Book Company can be found at the company’s website: www.nebook.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of the Company and statements preceded by, followed by or that include the words “may,” believes,” “expects,” “anticipates,” or the negation thereof, or similar expressions, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements which address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to volume and revenue growth, earnings per share or EBITDA or Adjusted EBITDA growth, our ability to extend, refinance or repay our indebtedness, or statements expressing general optimism or pessimism about future results of operation, are forward-looking statements within the meaning of the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Several important factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following: further deterioration in the economy and credit markets or a decline in consumer spending; increased competition from other companies that target the Company’s markets; increased competition from alternative media and alternative sources of textbooks for students, including digital or other educational content sold directly to students; increased competition for the purchase and sale of used textbooks from student to student transactions; the risks of operating with a substantial level of indebtedness including possible increases in the Company’s cost of borrowing or the Company’s inability to extend or refinance debt as it matures; the Company’s inability to successfully contract-manage additional bookstores or to integrate those additional stores; the Company’s inability to cost-effectively maintain or increase the number of contract-managed stores; the Company’s inability to purchase a sufficient supply of used textbooks; changes in pricing of new and/or used textbooks; changes in publisher practices regarding new editions and materials packaged with new textbooks; the loss or retirement of key members of management; the impact of seasonality of the wholesale and bookstore operations; the impact of being controlled by one principal equity holder; further goodwill impairment resulting in a non-cash write down of goodwill; changes in general economic conditions and/or in the markets in which the Company competes or may, from time to time, compete; and other risks detailed in the Company’s Securities and Exchange Commission filings, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.